PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation	John A. St. Wrba
5430 LBJ Freeway, Suite 1700	Vice President and Treasurer
Dallas, Texas 75240	(972) 233-1700

TIMET REPORTS SECOND QUARTER 2007 RESULTS AND ADDITIONAL TITANIUM MELT CAPACITY EXPANSION PLANS

DALLAS, TEXAS . . . August 7, 2007 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported its net income attributable to common stockholders increased 41% to $76.3 million, or $0.42 per diluted share, for the quarter ended June 30, 2007, compared to $54.3 million, or $0.31 per diluted share, for the quarter ended June 30, 2006.

The Company’s net sales increased 13% from $300.9 million during the second quarter of 2006 to $341.2 million during the second quarter of 2007 due primarily to increases in average selling prices and favorable changes in product mix.  Overall industry fundamentals and outlook continue to support a long-term favorable trend in demand for titanium across all major industry market sectors which has favorably impacted melted and mill titanium prices.  Current trends in market demands have also resulted in a shift of the Company’s product mix toward an increased proportion of mill products, including a higher mix of aerospace plate and sheet products, which require additional processing and resources as compared to melted products, but which also command higher sales prices.  While volumes of melted and mill products declined somewhat compared to the same period in the prior year due primarily to the near-term effects of production delays with certain commercial aircraft and other adjustments to build-out schedules of certain customers, increased pricing on our products and a favorable shift in product mix more than offset the effects of the decline in aggregate sales volume.

Operating income increased 26% to $118.0 million for the quarter ended June 30, 2007 compared to $93.6 million for the quarter ended June 30, 2006.  In addition to increased production costs associated with the shift in product mix to a greater percentage of mill products, cost of sales also increased due to higher costs of certain raw materials, including titanium sponge.  Despite the increased cost of sales associated with higher raw material and production costs, profitability improved, as the favorable effect of higher average selling prices and a favorable change in product mix more than offset the effect of the higher costs.  Operating income comparisons were also impacted by a reduction in other operating income in 2007, due primarily to $4.1 million of equity in earnings TIMET recognized in the second quarter of 2006 from our VALTIMET joint venture that was sold in December 2006.

The Company’s sales order backlog at the end of June 2007 was $1.0 billion compared to $1.0 billion at the end of March 2007 and $0.9 billion at the end of June 2006.

Steven L. Watson, Vice Chairman and Chief Executive Officer, said, “We continue to see long-term favorable demand trends across all of our primary markets.  Our facilities are operating at high capacity levels that improve cost efficiency, contributing to our record levels of operating income.  While our near-term focus remains on maximizing our existing productive capacity through initiatives that emphasize efficiency, innovation and technological advances, we are also continuing our efforts to expand our productive capacity across all areas of our manufacturing operations.  We are committed to maintaining the certainty, quality and reliability of supply to service the expanding needs of our current and prospective customers.

“Our 4,000 metric ton Vacuum Distillation Process (“VDP”) sponge expansion in Henderson, Nevada commenced commercial production in April 2007, and we expect to be operating at full annual capacity of approximately 12,600 metric tons by the end of the third quarter of 2007.  As part of our plans to assure our future supply of raw materials, we are continuing our design, engineering and site selection for a new VDP premium-grade sponge facility.  We are also continuing to explore and pursue additional third-party long-term sources of sponge and scrap.

“Our electron beam cold hearth (“EB”) melt capacity addition in Morgantown, Pennsylvania of approximately 8,500 metric tons, annually, is on schedule for an anticipated completion date of early 2008.  We also commenced efforts to add a similar EB furnace at our Morgantown, Pennsylvania facility, scheduled to be completed in the last half of 2009.  During 2007 we have also commenced construction of additional vacuum arc remelt (“VAR”) capacity additions at our Witton, Morgantown and Savoie locations, all of which are expected to be completed by the end of the second quarter of 2008.  Upon completion, these melt capacity additions will increase our EB melt capacity by approximately 107% and will increase our VAR capacity by approximately 34%.  As we continue to adjust our long-term business plan in response to industry trends, we will consider more additions to our melt capacity based on our raw material sources and product mix.

“We have numerous other capital projects in process to improve and expand our productive capacity for scrap recycling and production of mill products.  We also continue to evaluate opportunities to enter into long-term conversion agreements with third parties to address certain areas of additional or expanded manufacturing requirements as an alternative to the addition or expansion of our internal manufacturing capacity.  Our ongoing and planned expansions of sponge and melt capacities, as well as our efforts to expand our key relationships with third-parties, allow TIMET to remain positioned to effectively utilize available resources to strategically invest in our business to achieve profitable growth and return on invested capital.  We continue to emphasize initiatives that will increase our participation in downstream value-added products and services which are expected to provide strong operating results.”

The financial information contained in this release is subject to future correction and revision and the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 with the Securities and Exchange Commission (“SEC”) and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q filed with the SEC.

The statements contained in this release that are not historical fact are forward-looking statements that represent TIMET management’s beliefs and assumptions based on currently available information.  Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it does not know if these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results.  Actual future results could differ materially from those described in such forward-looking statements, and TIMET disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in our other filings with the SEC which include, but are not limited to:

•	the cyclicality of the commercial aerospace industry;
•	the performance of aerospace manufacturers and TIMET under long-term agreements;
•	the existence or renewal of certain long-term agreements;
•	the difficulty in forecasting demand for titanium products;
•	global economic and political conditions;
•	global production capacity for titanium;
•	changes in product pricing and costs;
•	the impact of long-term contracts with vendors on TIMET’s ability to reduce or increase supply;
•	the possibility of labor disruptions;
•	fluctuations in currency exchange rates;
•	fluctuations in the market price of marketable securities;
•	uncertainties associated with new product or new market development;
•	the availability of raw materials and services;
•	changes in raw material prices and other operating costs (including energy costs);
•	possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	competitive products and strategies; and
•	other risks and uncertainties.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.

• • • • •

TITANIUM METALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share and product shipment data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2007	2006	2007

Net sales	$300.9	$341.2	$587.8	$682.9
Cost of sales	194.6	205.7	373.2	414.0

Gross margin	106.3	135.5	214.6	268.9

Selling, general, administrative and development expense	17.4	17.7	32.6	35.0
Other income, net	4.7	0.2	6.7	0.3

Operating income	93.6	118.0	188.7	234.2

Other non-operating (expense) income, net	(2.3)	0.4	(3.0)	0.2

Income before income taxes and minority interest	91.3	118.4	185.7	234.4

Provision for income taxes	32.8	37.9	66.1	74.3
Minority interest in after-tax earnings	2.3	2.8	4.6	5.9

Net income	56.2	77.7	115.0	154.2

Dividends on Series A Preferred Stock	1.9	1.4	3.9	2.8

Net income attributable to common stockholders	$54.3	$76.3	$111.1	$151.4

Earnings per share attributable to common stockholders:
Basic	$0.36	$0.47	$0.75	$0.94
Diluted	$0.31	$0.42	$0.63	$0.84

Weighted average shares outstanding:
Basic	152.1	162.1	149.0	161.9
Diluted	184.1	184.3	183.7	184.3

Melted product shipments:
Volume (metric tons)	1,550	1,310	3,005	2,640
Average selling price (per kilogram)	$38.25	$42.20	$35.40	$43.35

Mill product shipments:
Volume (metric tons)	3,750	3,595	7,425	7,315
Average selling price (per kilogram)	$55.25	$69.65	$55.50	$68.00